Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1907

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY, INC. REPORTS THIRD QUARTER 2013 RESULTS

•	Net income attributable to shareholders totaled $6.2 million, or $0.09 per diluted share in third quarter 2013, down from prior year primarily due to weakness in our Coal Mining Segment and the attribution of income to SunCoke Energy Partners, L.P. (NYSE: SXCP) public unit holders

•	Adjusted EBITDA was $50.7 million in third quarter 2013, a decline of $23.0 million as a result of lower performance in our Coal Mining Segment and Indiana Harbor cokemaking facility as well as acquisition costs

•	Domestic Coke business generated $64.3 million of Adjusted EBITDA on coke sales of 1,084 thousand tons, resulting in Adjusted EBITDA per ton of $59

•	Expect to deliver full year 2013 results in the upper half of our original guidance ranges with Adjusted EBITDA between $215 million - $230 million and earnings per share of $0.35 - $0.55 per share

Lisle, IL (October 25, 2013) - SunCoke Energy, Inc. (NYSE: SXC) today reported third quarter 2013 net income attributable to shareholders of $6.2 million, or $0.09 per diluted share, down from net income attributable to shareholders of $31.6 million, or $0.45 per diluted share in third quarter 2012.

“In the third quarter, we delivered solid Adjusted EBITDA of more than $50 million despite continuing challenges in our coal mining business, the refurbishment of our Indiana Harbor cokemaking facility and higher corporate expenses primarily associated with our recent acquisitions,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “We laid important groundwork for future earnings growth with our 10-year Indiana Harbor contract extension, which provides for a return on our refurbishment capital. This, plus our recent acquisitions, are expected to add approximately $25 million to consolidated Adjusted EBITDA next year.”

Henderson continued, “As for the rest of 2013, we expect to end the year in the upper half of our original guidance ranges. We now anticipate full year 2013 Adjusted EBITDA to be between $215 million to $230 million and earnings per share to be $0.35 to $0.55.”

CONSOLIDATED RESULTS

	Three Months Ended September 30
(In millions, except per share amounts)	2013	2012	(Decrease)
Revenues	$390.5	$480.5	$(90.0)
Operating Income	27.3	52.7	(25.4)
Adjusted EBITDA(1)	50.7	73.7	(23.0)
Net Income Attributable to Shareholders	6.2	31.6	(25.4)
Earnings Per Diluted Share	0.09	0.45	(0.36)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

In third quarter 2013, total revenues were down 18.7 percent to $390.5 million versus third quarter 2012 due to the pass-through of lower coal prices in our cokemaking business and a $46 per ton decline in average coal sales price in our Coal Mining Segment, partly offset by higher coal sales volume.

Operating income and Adjusted EBITDA declined by $25.4 million and $23.0 million in third quarter 2013, respectively, primarily due to lower performance in our Coal Mining Segment and Indiana Harbor cokemaking facility as well as higher corporate expenses primarily driven by acquisition costs. Also impacting operating income was $1.7 million of accelerated depreciation at Indiana Harbor, which is undergoing a major refurbishment.

Net income attributable to shareholders was $6.2 million in third quarter 2013, a reduction of $25.4 million versus the same prior year period. Factors impacting net income included weak Coal Mining Segment performance, the attribution of income to SXCP’s public unit holders and lower results at Indiana Harbor.

SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants. Beginning in first quarter 2013, the Company combined its Jewell Coke and Other Domestic Coke segments into one segment called Domestic Coke due to the similarities of operations and contracts between the two segments. Prior year periods have been adjusted to reflect this change.

	Three Months Ended September 30
(In millions, except per ton amounts)	2013	2012	(Decrease)
Segment Revenues	$364.8	$462.9	$(98.1)
Adjusted EBITDA(1)	64.3	69.8	(5.5)
Sales Volume (in thousands of tons)	1,084	1,116	(32)
Adjusted EBITDA per ton(1)	59.32	62.54	(3.22)

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.

•	Segment revenues were affected by the pass-through of lower coal costs and lower sales volumes.

•	Segment Adjusted EBITDA declined primarily due to $4.5 million of lower performance at our Indiana Harbor cokemaking facility, which is undergoing a significant refurbishment. Also impacting Segment Adjusted EBITDA was higher costs at our Granite City facility, partly offset by improved operating expense recovery at Middletown.

Brazil Coke

Formerly named International Coke, our Brazil Coke segment consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on its preferred stock investment assuming certain minimum production levels are achieved at the facility.

•	Segment Adjusted EBITDA rose $0.6 million to $1.5 million due to favorable comparison to prior year, which contained a higher allocation of corporate costs.

India Coke

India Coke consists of our 49 percent interest in VISA SunCoke, a joint venture with VISA Steel launched on March 18, 2013. VISA SunCoke produces coke for the Indian merchant market and owns a 440 thousand ton cokemaking facility and associated steam power generation unit located in Odisha, India. Financial results for VISA SunCoke are recorded on a one-month lag and represent our 49 percent share of the joint venture’s results.

•	India Coke generated an Adjusted EBITDA loss of $2.1 million on total coke sales of 47 thousand tons, which represents our share of total coke sales of 97 thousand tons. This loss was due to a negative foreign currency translation impact on imported coal purchases of approximately $2.4 million.

•	India Coke recognized $2.3 million of losses from equity method investment reflecting our share of depreciation, interest expense and taxes attributable to the venture.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke segment for conversion into coke.

	Three Months Ended September 30
(In millions, except per ton amounts)	2013	2012	Increase/ (Decrease)

Total Coal Mining Revenues (including sales to affiliates)	$52.5	$65.1	$(12.6)
Segment Revenues (excluding sales to affiliates)	$16.8	$8.9	$7.9
Adjusted EBITDA(1)	$(2.6)	$10.7	$(13.3)
Coal Production (in thousands of tons)(2)	351	349	2
Sales Volumes (in thousands of tons)(3)	433	392	41
Sales Price per ton (excludes transportation costs)	$119.64	$165.17	$(45.53)
Adjusted EBITDA per ton(1)	$(6.00)	$27.30	$(33.30)

(1)	See definitions of Adjusted EBITDA, Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(2)	Includes production from Company and contract-operated mines.
(3)	Includes sales to affiliates.

•	Total Coal Mining revenues (including sales to affiliates) declined due to lower average sales price, partly offset by increased third-party coal sales volumes. Excluding sales to affiliates, segment revenues increased on higher third-party sales volumes of 61 thousand tons. The difference between coal sales volumes and coal production in third quarter 2013 was due to an increase in raw coal purchases.

•	Adjusted EBITDA was impacted by a $46 decline in the average coal sales price, partly offset by lower cash production costs of approximately $20 per ton. The change in cash production costs reflect the success of our coal action plan initiatives, which includes idling mines, reducing staff, upgrading equipment and installing a new cyclone system in our existing coal prep plant. Third quarter 2012 benefited from a $3.2 million favorable contingent consideration adjustment.

Coal Logistics

Coal Logistics consists of the coal handling and blending terminal operated by SXCP since the closing of its Lakeshore Coal Handling Corporation (Lake Terminal) acquisition on August 30, 2013. In the future, this segment will also include the results of the Kanawha River Terminals, LLC (KRT) acquisition, which closed on October 1, 2013. SXCP’s coal handling and blending terminals are located in East Chicago, Indiana and along the Ohio, Big Sandy and Kanawha Rivers in West Virginia and Kentucky.

•	The Coal Logistics Segment contributed $0.7 million to Adjusted EBITDA on revenues of $1.1 million in third quarter 2013, which reflects higher than expected volume and lower operating costs. Total coal handled by Lake Terminal in third quarter 2013 was 136 thousand tons.

Corporate and Other

Corporate expenses rose $3.4 million to $11.1 million in third quarter 2013. Driving this increase was $1.8 million paid to DTE Energy Company (who holds a 15 percent ownership interest in our Indiana Harbor Cokemaking operation) in consideration for assigning its share of the Lake Terminal buyout rights to SXCP. Also contributing to the increase in corporate costs were expenses associated with the acquisitions of Lake Terminal and KRT as well as SXCP public-company costs.

Interest Expense, Net

Net interest expense remained relatively flat in third quarter 2013 at $12.1 million.

Cash Flow

Net cash provided by operations was $87.6 million in the first nine months 2013, up $9.8 million versus the same prior year period, reflecting improvement in working capital.

Cash used in investing activities was $191.9 million in the first nine months 2013 as compared with $40.6 million in the same prior year period. The increase in spending was driven by our investment in our VISA SunCoke joint venture, refurbishment spending at Indiana Harbor and the acquisition of Lake Terminal.

2013 OUTLOOK

Our 2013 guidance is as follows:

•	Domestic coke production is expected to be approximately 4.3 million tons

•	Coal production is projected to be approximately 1.4 million tons

•	Adjusted EBITDA is expected to be between $215 million and $230 million on a consolidated basis. Adjusted EBITDA attributable to SXC is expected to be between $175 million and $188 million, reflecting the impact of public ownership in SXCP

•	Earnings per diluted share attributable to SXC is expected to be between $0.35 and $0.55 per diluted share, reflecting the impact of public ownership in SXCP

•	Cash generated by operations is expected to be approximately $120 million

•	Capital expenditures are projected to be $130 million and investments are projected to be $183 million for a total of $313 million on a consolidated basis. Approximately $21 million of the projected 2013 capital expenditures has been pre-funded from the proceeds of the initial public offering of SXCP

•	The effective tax rate for the full year 2013 is expected to be between 14 percent and 20 percent, and the cash tax rate is expected to be between 12 percent and 20 percent

OMNIBUS AGREEMENT WITH SUNCOKE ENERGY PARTNERS, LLC

Pursuant to our omnibus agreement with SXCP, we anticipate making make-whole payments to SXCP as a result of temporarily trimming coke production at our Middletown facility to name plate capacity level in the second half 2013 due to our customer’s unplanned blast furnace outage in late June 2013. These make-whole payments will be remitted to SXCP on a quarterly basis in second half 2013 based on actual production. In the third quarter 2013, this payment was $0.6 million and is eliminated in consolidation. Also, in connection with this unplanned outage, we plan to provide our customer a temporary extension of payment terms on December 2013 coke production, resulting in a shift of approximately $20 million in expected operating cash flow from 2013 to early 2014.

RELATED COMMUNICATIONS

We will host a investor conference call today at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 35775371. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for two weeks by calling 1 8888 43 7419 (domestic) or 1 630 652 3042 (international) and referencing confirmation 3577 5371#.

UPCOMING EVENTS

We plan to participate in the following investor conferences:

•	Goldman Sachs Global Metals and Mining/Steel Conference in New York, New York on November 20, 2013

•	Bank of America/Merrill Lynch Leveraged Finance Conference in Boca Raton, Florida on December 3, 2013

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our U.S. cokemaking facilities are located in Virginia, Indiana, Ohio and Illinois. Outside the U.S., we have cokemaking operations in Vitoria, Brazil and Odisha, India. Our coal mining operations, which have more than 110 million tons of proven and probable reserves, are located in Virginia and West Virginia. In addition, through our 58 percent ownership of SXCP, we have an interest in SXCP’s coal logistics business which have the collective capacity to blend and transload more than 30 million tons of coal annually. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to our equity method investment. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory, and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

###

SunCoke Energy, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$389.9	$480.1	$1,245.0	$1,421.4
Other income, net	0.6	0.4	3.1	1.3

Total revenues	390.5	480.5	1,248.1	1,422.7

Costs and operating expenses
Cost of products sold and operating expenses	316.5	388.9	1,031.3	1,174.6
Selling, general and administrative expenses	23.5	20.0	65.9	61.2
Depreciation, depletion and amortization	23.2	18.9	70.5	57.5

Total costs and operating expenses	363.2	427.8	1,167.7	1,293.3

Operating income	27.3	52.7	80.4	129.4
Interest expense, net	12.1	12.2	40.0	36.0

Income before income tax expense and loss from equity method investment	15.2	40.5	40.4	93.4
Income tax expense	0.6	7.6	6.5	19.9
Loss from equity method investment	2.3	—	2.5	—

Net income	12.3	32.9	31.4	73.5
Less: Net income attributable to noncontrolling interests	6.1	1.3	17.4	2.3

Net income attributable to SunCoke Energy, Inc.	$6.2	$31.6	$14.0	$71.2

Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.09	$0.45	$0.20	$1.02
Diluted	$0.09	$0.45	$0.20	$1.01
Weighted average common shares outstanding:
Basic	69.8	70.0	69.9	70.0
Diluted	70.0	70.3	70.2	70.3

SunCoke Energy, Inc. Consolidated Balance Sheet

	September 30, 2013	December 31, 2012
	(Unaudited)
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$268.8	$239.2
Receivables	65.9	70.0
Inventories	134.5	160.1
Income tax receivable	3.7	—
Deferred income taxes	2.6	2.6

Total current assets	475.5	471.9

Investment in Brazil cokemaking operations	41.0	41.0
Equity method investment in Visa SunCoke	52.5	—
Properties, plants and equipment, net	1,451.2	1,396.6
Lease and mineral rights, net	52.2	52.5
Goodwill	9.4	9.4
Deferred charges and other assets	40.9	39.6

Total assets	$2,122.7	$2,011.0

Liabilities and Equity
Accounts payable	$125.8	$132.9
Current portion of long-term debt	0.8	3.3
Accrued liabilities	60.9	91.2
Interest payable	7.8	15.7
Income taxes payable	—	3.9

Total current liabilities	195.3	247.0

Long-term debt	648.3	720.1
Obligation for black lung benefits	34.1	34.8
Retirement benefit liabilities	40.9	42.5
Deferred income taxes	362.4	361.5
Asset retirement obligations	16.7	13.5
Other deferred credits and liabilities	17.9	16.7

Total liabilities	1,315.6	1,436.1

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at September 30, 2013 and December 31, 2012	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 69,524,424 and 69,988,728 shares at September 30, 2013 and December 31, 2012, respectively	0.7	0.7
Treasury stock, 1,255,356 shares at September 30, 2013 and 603,528 at December 31, 2012	(19.9)	(9.4)
Additional paid-in capital	443.4	436.9
Accumulated other comprehensive loss	(22.9)	(7.9)
Retained earnings	132.8	118.8

Total SunCoke Energy, Inc. stockholders’ equity	534.1	539.1
Noncontrolling interests	273.0	35.8

Total equity	807.1	574.9

Total liabilities and equity	$2,122.7	$2,011.0

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$31.4	$73.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	70.5	57.5
Deferred income tax expense	1.2	39.2
Payments (in excess of) less than expense for retirement plans	(1.6)	(6.2)
Share-based compensation expense	5.5	5.1
Loss from equity method investment	2.5	—
Changes in working capital pertaining to operating activities, net of acquisition:
Receivables	4.1	(24.9)
Inventories	28.3	27.0
Accounts payable	(7.1)	(60.9)
Accrued liabilities	(30.3)	10.2
Interest payable	(7.9)	(7.8)
Income taxes	(7.3)	(23.6)
Other	(1.7)	(11.3)

Net cash provided by operating activities	87.6	77.8

Cash Flows from Investing Activities:
Capital expenditures	(95.6)	(40.6)
Acquisition of business	(28.6)	—
Equity method investment	(67.7)	—

Net cash used in investing activities	(191.9)	(40.6)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P., net of offering costs	237.8	—
Proceeds from issuance of long-term debt	150.0	—
Debt issuance costs	(6.9)	—
Repayment of long-term debt	(225.0)	(2.5)
Proceeds from exercise of stock options	0.9	4.7
Repurchase of common stock	(10.9)	(9.1)
Cash distribution to noncontrolling interest	(12.0)	—

Net cash provided by (used in) financing activities	133.9	(6.9)

Net increase in cash and cash equivalents	29.6	30.3
Cash and cash equivalents at beginning of period	239.2	127.5

Cash and cash equivalents at end of period	$268.8	$157.8

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth the sales and other operating revenues and Adjusted EBITDA(1) of our segments and operating data for the three and six months ended September 30, 2013 and 2012:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$364.8	$462.9	$1,168.8	$1,356.6
Brazil Coke	8.2	8.3	25.9	27.3
Coal Mining	16.8	8.9	50.2	37.5
Coal Mining intersegment sales	35.7	56.2	100.8	152.5
Coal Logistics	0.1	—	0.1	—
Coal Logistics intersegment sales	1.0	—	1.0	—
Elimination of intersegment sales	(36.7)	(56.2)	(101.8)	(152.5)

Total	$389.9	$480.1	$1,245.0	$1,421.4

Adjusted EBITDA(1):
Domestic Coke	$64.3	$69.8	$186.7	$187.0
Brazil Coke	1.5	0.9	4.7	1.7
India Coke	(2.1)	—	(1.3)	—
Coal Mining	(2.6)	10.7	(9.8)	27.4
Coal Logistics	0.7	—	0.7	—
Corporate and Other	(11.1)	(7.7)	(25.6)	(20.1)

Total	$50.7	$73.7	$155.4	$196.0

Coke Operating Data:
Domestic Coke capacity utilization (%)	101	103	101	103
Domestic Coke production volumes (thousands of tons)	1,081	1,097	3,213	3,260
Domestic Coke sales volumes (thousands of tons)(2)	1,084	1,116	3,216	3,268
Domestic Coke Adjusted EBITDA per ton(3)	$59.32	$62.54	$58.05	$57.22
Brazil Coke production—operated facility (thousands of tons)	221	310	654	970
India Coke sales volumes (thousands of tons)(4)	97	—	149.409	—
Coal Operating Data(5):
Coal sales volumes (thousands of tons):
Internal use	302	322	860	862
Third parties	131	70	403	268

Total	433	392	1,263	1,130

Coal production (thousands of tons)	351	349	1,067	1,125
Purchased coal (thousands of tons)	110	10	219	33
Coal sales price per ton (excludes transportation costs)(6)	$119.64	$165.17	$118.12	$167.71
Coal cash production cost per ton(7)	$122.80	$142.56	$122.23	$143.12
Purchased coal cost per ton(8)	$109.52	$106.12	$108.43	$88.09
Total coal production cost per ton(9)	$135.61	$145.42	$134.13	$150.52

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.

(2)	Excludes 22 thousand tons of consigned coke sales in the three and nine months ended September 30, 2013, and 15 thousand and 42 thousand tons of consigned coke sales in the three and nine months ended September 30, 2012, respectively.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Represents 100 percent of VISA SunCoke sales volumes.
(5)	Includes production from Company and contract-operated mines.
(6)	Includes sales to affiliates.
(7)	Mining and preparation costs, excluding depreciation, depletion and amortization, divided by coal production volume. Prior periods have been restated for a change in allocation methodology which resulted in additional costs being allocated to purchased coal.
(8)	Costs of purchased raw coal divided by purchased coal volume. Prior periods have been restated for a change in allocation methodology which resulted in additional costs being allocated to purchased coal.
(9)	Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $12.93 and $10.94 for the three months ended September 30, 2013 and 2012, respectively and $12.59 and $11.19 for the nine months ended September 30, 2013 and 2012, respectively.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$40.8	$72.6	$126.4	$194.5
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	9.9	1.1	29.0	1.5

Adjusted EBITDA	$50.7	$73.7	$155.4	$196.0

Subtract:
Adjustments to loss from equity method investment	0.3	—	1.3	—
Depreciation, depletion and amortization	23.2	18.9	70.5	57.5
Interest expense, net	12.1	12.2	40.0	36.0
Income tax expense	0.6	7.6	6.5	19.9
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	2.2	2.1	5.7	9.1

Net income	$12.3	$32.9	$31.4	$73.5

(1)	Reflects net income attributable to noncontrolling interest adjusted for the noncontrolling interest share of interest, taxes, depreciation and amortization.

Estimated 2013 Adjusted EBITDA to Estimated Net Income

	2013
	Low	High
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$175	$188
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	40	42

Estimated 2013 Adjusted EBITDA	215	230

Subtract:
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	7	7
Adjustments to loss from equity method investment(2)	—	3

Estimated 2013 EBITDA	208	220
Subtract:
Depreciation, depletion and amortization	96	95
Interest expense, net	54	54
Income tax expense	7	14

Net income	$51	$57

(1)	Reflects net income attributable to noncontrolling interest adjusted for the noncontrolling interest share of interest, taxes, depreciation and amortization.
(2)	Reflects estimated pro-rata 2013 earnings related to our equity method investment in the joint venture.